AMENDMENT TO ASSET PURCHASE AGREEMENT

     THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of the 30th day of March 2005, by and among STYLES MEDIA GROUP, LLC, a Florida limited liability company (“Purchaser”), SPANISH BROADCASTING SYSTEM SOUTHWEST, INC., a Delaware corporation (“Seller”), and SPANISH BROADCASTING SYSTEM, INC., a Delaware corporation (“SBS”).

     WHEREAS, Purchaser and Seller are party to the Asset Purchase Agreement, (the “Agreement”), dated as of the 17th day of August, 2004, which provides for the sale by Seller to Purchaser of certain radio station properties and assets as provided under the agreement, and a Time Brokerage Agreement (the “TBA”) of even date therewith;

     WHEREAS, the Agreement provides that if the transactions contemplated by the Agreement are not consummated by March 31, 2005, the Agreement shall terminate;

     WHEREAS, Purchaser and Seller have each alleged that the other is in breach of the Agreement; and

     WHEREAS, Purchaser and Seller desire to resolve their differences and amend certain of the terms and conditions of the Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

     Capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Agreement. All references and rules of interpretation set forth in the Agreement are incorporated herein by reference.

ARTICLE II
ADDITIONAL PAYMENT; EXTENSION OF CLOSING DATE

     2.1 Additional Payment. As partial consideration for the execution and delivery of this Amendment by Seller, on the date hereof, Purchaser shall transfer to Seller immediately available funds in the amount of fourteen million U.S. dollars (U.S. $14,000,000) (the “Additional Payment”) by one or more bank wires to the account identified on Schedule A hereto on or prior to March 31, 2005. Notwithstanding any other provision of this Amendment or the Agreement, if the Additional Payment is not paid in accordance with the previous sentence, this Amendment shall become null and void and shall be treated by all parties hereto as if it had not been executed or delivered by any such party. If the Closing occurs, the Additional Payment together with the Deposit previously disbursed to Seller shall be credited against the

Purchase Price. If each of the conditions requiring Seller to consummate the transactions have been satisfied and, nonetheless, Seller fails to consummate the transactions required of Seller at the Closing, Seller and SBS shall be required to promptly return the Additional Payment to Purchaser. If the Closing fails to occur by the Closing Date, as modified herein, for any other reason and except as provided in the Agreement (as amended hereby), Seller may retain the Additional Payment and the Agreement shall terminate without any further action.

     2.2 Extension of Closing Date; Filings.

(a)	Notwithstanding the provisions of Section 3.3 of the Agreement, subject to satisfaction of the conditions precedent set forth in Article 8 and Article 9 of the Agreement, Seller and Purchaser agree that the Closing Date shall take place on a date that is designated by Purchaser, which date shall be the later of (i) July 31, 2005, or (ii) the date which is the fifth Business Day after the later of the date on which the new FCC Assignment Order (as contemplated in Section 2.2(b) hereof) for each of the Stations shall have become a Final Order. Purchaser shall give Seller at least five days prior written notice of the date of the Closing Date.

(b)	The parties understand and agree that Purchaser may assign its rights under the Agreement and this Amendment to an entity in which Purchaser is a substantial equity owner and that in such event, the assignee and Seller (or Purchaser, Seller and assignee, as appropriate) shall file new Assignment Applications with the FCC. In that event, and in all events, Purchaser shall make and diligently prosecute all FCC applications necessary in connection with this Amendment and any assignment of rights under the Agreement and this Amendment made by Purchaser. Purchaser shall make the initial filing with the FCC with respect to the foregoing within fifteen days of the date hereof.

     2.3 No Claims. (a) By letter to Seller dated March 18, 2005, William J. McSherry, Jr., counsel to Purchaser, for and on behalf of Purchaser, alleged Seller’s breach of a number of provisions of the Agreement. Purchaser, on its own behalf and on behalf of its affiliates, representatives, assigns and successors hereby releases Seller and its affiliates from the claims made in such letter and any and all other known claims existing or arising from facts or circumstances prior to the date hereof, and Purchaser further agrees not to commence or continue any claim, cause of action, suit, debt or demand whatsoever by reason of any of the claims alleged in such letter and any and all other known claims existing or arising from facts or circumstances prior to the date hereof.

          (b) Following receipt of the full amount of the Additional Payment, Seller, on its behalf and on behalf of its affiliates, representatives, assigns and successors, hereby releases Purchaser and its affiliates from claims arising from the breach or alleged breach by Purchaser of Section 6.7 of the Agreement and any and all other known claims existing or arising from facts or circumstances prior to the date hereof and further agrees not to commence or continue any claim, cause of action, suit, debt or demand whatsoever arising from a claim of breach by Purchaser of Section 6.7 of the Agreement and any and all other known claims existing or arising from facts or circumstances prior to the date hereof .

     2.4 Lease. The parties agree that the Lease entered into by and between Seller and

Anthony Maricic and Christine Maricic shall be treated for all purposes of the Agreement as having been listed in Schedule 2.1.2 of the Agreement.

     2.5 Studio. Purchaser shall retain the right to use the 10280 West Pico Boulevard studio space rent free until the first to occur of the Closing or the termination of the Agreement.

     2.6 Termination. Section 11.1.4 is hereby amended in its entirety as follows: “by either Purchaser or Seller if the Closing has not occurred on or before November 1, 2005 (the “Termination Date”)”.

ARTICLE III
MISCELLANEOUS

     3.1 Agreement and TBA Ratified. Except as herein expressly amended, the Agreement and TBA are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their terms.

     3.2 Meaning of “Agreement”. All references to the Agreement in the Agreement and the other documents and instruments delivered pursuant to or in connection therewith shall mean the Agreement as amended hereby and as it may in the future be amended, restated, supplemented or modified from time to time.

     3.3 Incorporation of Miscellaneous Provisions. This Amendment incorporates by this reference and shall be governed by the provisions of Sections 14.2 through and including 14.14 of the Agreement as if such provisions appeared in this Amendment.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to Asset Purchase Agreement as of the day and year first above written.

STYLES MEDIA GROUP, LLC

By:	/s/ Donald G. McCoy

Name:	Donald G. McCoy
Title:	Chief Executive Officer

SPANISH BROADCASTING SYSTEM SOUTHWEST, INC.

By:	/s/ Raúl Alarcón, Jr.

Name:	Raúl Alarcón, Jr.
Title:	Chairman of the Board of Directors, Chief Executive Officer and President

SPANISH BROADCASTING SYSTEM, INC.

By:	/s/ Raúl Alarcón, Jr.

Name:	Raúl Alarcón, Jr.
Title:	Chairman of the Board of Directors, Chief Executive Officer and President